Exhibit 3.184

STATE of DELAWARE
LIMITED LIABILITY COMPANY
CERTIFICATE of FORMATION

First: The name of the limited liability company is Sprint Connect LLC.

Second: The address of its registered office in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, Zip code 19808. The name of its Registered agent at such address is Corporation Service Company.

In Witness Whereof, the undersigned have executed this Certificate of Formation this 10th day of June, 2015.

By:	/s/ Stefan K. Schnopp
Authorized Person (s)

Name:	Stefan K. Schnopp